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                                ARCHER & GREINER
                           A Professional Corporation

                                COUNSELORS AT LAW
                              ONE CENTENNIAL SQUARE
                                  P.O. Box 3000
                       HADDONFIELD, NEW JERSEY 08033-0968





                                                            May 2, 1997

Premier Research Worldwide, Ltd.
124 S. 15th Street
Philadelphia, Pennsylvania  19102-3010

Dear Sirs:

         We have examined the corporate records and proceedings of Premier Research Worldwide, Ltd., a Delaware corporation, with respect to the legal sufficiency of all corporate proceedings of such corporation taken in connection with the creation, form and validity and full payment and non-assessability when issued of the 500,000 shares of common stock, par value $0.01 per share, covered by the Registration Statement on Form S-8, dated May 2, 1997, in connection with which Registration Statement this opinion is rendered.

         Based upon such examination, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, such shares will be validly authorized and legally issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Sincerely,

                                                     /s/ Archer & Greiner
                                                     --------------------

                                                     ARCHER & GREINER
                                                     A Professional Corporation